Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GenVec, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-101963 and No. 333-76886), on Form S-4 (File No. 333-105320) and the related post-effective amendments thereto, and on Form S-8 (File No. 333-110446, No. 333-55590, No. 333-55586 and No. 333-55584) of GenVec, Inc. of our reports dated March 15, 2005, with respect to the balance sheets of GenVec, Inc., as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of GenVec, Inc.

Baltimore, Maryland
March 15, 2005